EXHIBIT 99

Contact information:

Brenda Ropoulos, Director, Corporate Relations
(510) 574-2508
brenda_ropoulos@net.com

NETWORK EQUIPMENT TECHNOLOGIES, INC.
POSTS EIGHTH CONSECUTIVE QUARTER OF REVENUE GROWTH
Company Achieves First-Quarter Earnings of $.07 Per Share

Fremont, CA, July 16, 2003 — net.com (NYSE: NWK), a global provider of multiservice networking and service creation platforms, today reported results for the period ended June 27, 2003, its fiscal 2004 first quarter. The company achieved its eighth straight quarter of increased revenue, led by strong government sales.

Total revenue for the quarter increased to $34.1 million compared to $27.2 million for the same period last year, an increase of 25 percent. Total revenue was $33.8 million in the fourth quarter of fiscal 2003. Product revenue increased to $29.3 million, compared to $22.0 million in the same quarter last year, an increase of 33 percent, and $28.8 million in the fourth quarter of fiscal 2003.

Net income for the quarter was $1.6 million, or $0.07 per share, compared to a net loss of $8.9 million, or $0.40 per share, in the first quarter last year, and net income of $537,000, or $0.02 per share, in the fourth quarter of fiscal 2003. Financial results for the first quarter of fiscal 2004 included a gain of $1.5 million from additional earn-outs related to the sale of the Federal Services Business to CACI International Inc. in fiscal 2001.

During the first quarter of fiscal 2003, the company adopted Statement of Financial Accounting Standards 142, which addresses accounting for acquired goodwill and other intangible assets, resulting in a non-cash charge in that quarter of $9.6 million, or $0.43 per share.

The company increased its cash position by $4.2 million, ending the first quarter with cash balances and investments of $98.8 million, compared to $94.6 million at the end of the fourth quarter of fiscal 2003.

“We are pleased to report the results of continued execution on our plan. Revenue from our government group was again strong for the quarter, especially in defense, across the Federal systems integrators, and NATO,” commented Bert Whyte, president and CEO. “We remain cautious about the near term, while optimistic about our long-term prospects. We are beginning to see increased activity with our SCREAMlink program, and are engaged in trials right across our customer segments, from Asia to Europe to governments, and global enterprises Additionally, we have seen increased buying interest from incumbent and interexchange carriers both in the US and Europe, as they move forward with deploying broadband networks that focus on profitability and increased service parameters. Our SCREAM product is well-suited for these networks.”

Highlights for the First Quarter of FY2004

*   Announced and began deploying an expansion of the USAF ICAP network including, for the first time, Promina 800 platforms, in an order of more than $5 million through General Dynamics.

*   Completed delivery of the network for the International Civil Aviation Organization in Colombia.

*   Participated in Supercomm, the largest annual carrier show in the US. Celebrating its 20-year anniversary, the Company focused on its “from bullet-proof to future-proof” messaging, with a strong history of performance, persistence, and strengths ranging from innovative product development to a strong customer base from which to build and shape its future.

*   Announced continued progress in the SCREAMlink program with the introduction of the SCLX module, enabling easy interoperation between the highly reliable Promina and ATM switches, including net.com’s SCREAM.

*   Demonstrated “IP Video Content with Demonstrated Quality of Service,” both at Supercomm and in Microsoft’s Partner Solutions Center. The demo, the initial result of a Service Creation Community (SCC) pilot sanctioned by service provider British Telecom, features the products and services of net.com, Microsoft, Siemens, Accenture, and MeTV, a video content supplier and aggregator. net.com was a founder and remains a leader of the SCC.

*   Rejoined the Russell 3000 Index.

John Batty, senior vice president and COO, noted, “We enter this year a stronger, more capable company with a portfolio of products that are targeted at both stable and high growth market segments. In fiscal 2004 we are celebrating the 20th anniversary of the founding of Network Equipment Technologies. It is as much about our history as it is our future as we lay the groundwork for growth in a recovering telecommunications industry.”

About net.com

Network Equipment Technologies, Inc., doing business as net.com, develops and delivers service creation platforms for broadband, IP telephony, and multiservice networks. An architect of the networking industry, net.com has been supplying service providers, governments and enterprises around the world with bullet-proof networking technology for more than 20 years. For more information on net.com, please visit www.net.com.

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net.com and SCREAMlink are trademarks, and SCREAM is a registered trademark, of Network Equipment Technologies, Inc.

Forward looking statements
Statements made in this press release other than statements of historical fact are forward-looking including, for example, those relating to products, customers, operations, new initiatives and relationships. Investors are cautioned that these statements are based upon current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results, events or company performance to differ materially from those expressed or implied in the forward-looking statements. Among other risks and uncertainties, net.com might not achieve expected sales of existing products, especially given the difficult economic climate among our telecommunications industry customers; we might not meet development milestones for new products; field trials may not lead to revenue; and service providers, if they do endeavor to bring new revenue-generating services to market, might not choose net.com products as the platform for such services. The factors identified in net.com’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q, could also affect the forward-looking statements contained in this press release. net.com disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Quarter Ended
	June 27,		June 28,
	2003		2002
Revenue:		(unaudited)
Product revenue	$ 29,297		$ 22,001
Service and other revenue	4,804		5,227
Total revenue	34,101		27,228
Costs of sales:
Cost of product revenue	12,354		11,026
Cost of service and other revenue	3,958		4,932
Total cost of sales	16,312		15,958
Gross margin	17,789		11,270
Operating expenses:
Sales and marketing	7,854		8,516
Research and development	6,840		6,483
General and administrative	2,748		2,865
Restructuring costs	266		170
Total operating expenses	17,708		18,034
Income (loss) from operations	81		(6,764)
Other income	1,587		7,199
Interest income (expense), net	(93)		238
Income before taxes	1,575		673
Income tax benefit	(15)		(25)
Income before accounting change	1,590		698
Cumulative effect of change in accounting principle,
relating to goodwill	--		(9,592)
Net income (loss)	$ 1,590		$ (8,894)
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Income (loss) per share:
Basic	$0.07		($0.40)
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Diluted	$0.07		($0.40)
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Cumulative effect of change in accounting principle,
relating to goodwill	--		($0.43)
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Common and Common Equiv. Shares:
Basic	22,811		22,296
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Diluted	23,929		22,296
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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 27,	March 28,
	2003	2003
ASSETS:	(unaudited)

Cash and Investments	$98,767	$94,568
Accounts receivable, net	14,447	14,574
Inventories	11,056	14,569
Prepaid expenses and other assets	4,978	4,110
Total current assets	129,248	127,821

Property and equipment, net	34,173	34,486
Software production costs, net	--	5
Other assets	2,402	2,506
	$165,823	$164,818
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LIABILITIES & STOCKHOLDERS' EQUITY:

Accounts payable	$4,372	$5,427
Other current liabilities	17,101	18,081
Total current liabilities	21,473	23,508

Long term liabilities	1,854	1,770
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	117,790	114,834
	$165,823	$164,818
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